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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person

      Mancuso, Vincent A.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

      9213 Vendome Drive
--------------------------------------------------------------------------------
                                    (Street)

      Bethesda, Maryland  20817
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


      Mercury Computer Systems, Inc. ("MRCY")
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3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

      December 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


      Vice President and Director of Government Electronics Group
      --------------------------------------------------------------------
================================================================================
7.  Individual or Joint/Group Filing (Check Applicable Line)
   [X  ]   Form filed by One Reporting Person

   [   ]   Form filed by More than One Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          12/7/00        M               1,000       D      36.375   23,170         D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/11/00       M               1,500       D      40.875                  D
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock                          12/31/98       P               2,666       A        5.95                  D
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock                          06/30/99       P                 944       A      11.475                  D
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock                          12/31/99       P                 483       A      13.388                  D
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock                          06/30/00       P                 376       A      27.466                  D

-----------------------------------------------------------------------------------------------------------------------------------

Common Stock                          12/29/00       P                 401       A      27.041                  D
-----------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Stock Option
(Right to Buy)     $2.00                                     (1)      1/27/07  Common   30,000            58,200    D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(Right to Buy)     $7.625                                    (2)      9/28/08  Common    3,200                      D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(Right to Buy)     $23.438                                   (3)      11/2/09  Common    13,462                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(Right to Buy)     $23.438                                   (4)      11/2/09  Common     4,538                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(Right to Buy)     $30.063                                   (5)      10/10/10 Common     5,250                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(Right to Buy)     $30.063                                   (6)      10/10/10 Common     1,750                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(Right to Buy)     $2.00     12/9/99   M       10,000        (7)      1/27/07  Common    10,000                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(Right to Buy)    $7.625     9/28/99   M          800        (8)      9/28/08  Common       800                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(Right to Buy)     $2.00     2/17/00   M        5,000        (9)      1/27/07  Common     5,000                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(Right to Buy)     $2.00     6/22/00   M        5,000        (9)      1/27/07  Common     5,000                     D

====================================================================================================================================

Explanation of Responses:
 (1) The option became exercisable as to 10,000 shares on January 27, 2000, and becomes exercisable as to an additional 10,000 shares on each of January 27, 2001 and January 27, 2002.
 (2) The option became exercisable as to 800 shares on September 28, 2000, and becomes exercisable as to an additional 800 shares on each of September 28, 2001, September 28, 2002 and September 28, 2003.
 (3) The option became exercisable as to 3,152 shares on November 2, 2000, becomes exercisable as to 3,152 shares on each of
     November 2, 2001 and November 2, 2002, and becomes exercisable as to 4,006 shares on November 2, 2003.
 (4) The option became exercisable as to 1,348 shares on November 2, 2000, becomes exercisable as to 1,348 shares on each of
     November 2, 2001 and November 2, 2002, and becomes exercisable as to 494 shares on November 2, 2003.
 (5) The option becomes exercisable as to 1,750 shares on each of October 10, 2001, October 10, 2002 and October 10, 2003.
 (6) The option becomes exercisable as to 1,750 shares on October 10, 2004.
 (7) Option vested on October 27, 1999.
 (8) Option vested on September 28, 1999.
 (9) Option vested on January 27, 1999.




/s/Vincent A. Mancuso                                       January 11, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

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